Exhibit 21.1

Subsidiaries of Delta Oil & Gas, Inc.

as of December 31, 2011

Subsidiary Name	State or Other Jurisdiction of Incorporation	Names under which subsidiary will do business

Delta Oil & Gas (Canada), Inc.	British Columbia, Canada	Delta Oil & Gas (Canada), Inc.